Filed Pursuant to Rule 424(b)(3)
Registration No. 333-181089

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated September     , 2012

Preliminary Prospectus Supplement

(To Prospectus dated May 1, 2012)

$

Aflac Incorporated

    % SUBORDINATED DEBENTURES DUE 2052

This is an offering by Aflac Incorporated of $                     principal amount of its     % Subordinated Debentures due 2052 (the “debentures”). We will pay interest on the debentures on March 15, June 15, September 15 and December 15 of each year, commencing                     . We may defer interest payments during one or more deferral periods for up to five consecutive years each as described in this prospectus supplement.

We may redeem the debentures, in whole but not in part, at any time prior to                     , 2017, within 90 days of the occurrence of a “tax event” (as defined in “Description of the Debentures—Optional redemption of the debentures”), at a redemption price equal to their principal amount plus accrued and unpaid interest to, but excluding, the date of redemption.

We may redeem the debentures, in whole but not in part, at any time prior to                     , 2017, within 90 days of the occurrence of a “rating agency event” (as defined in “Description of the Debentures—Optional redemption of the debentures”), at a redemption price equal to the greater of (a) the aggregate principal amount or (b) a make-whole amount, in each case, plus any accrued and unpaid interest to, but excluding, the date of redemption.

On or after                 , 2017, we may redeem the debentures, in whole or in part, at their principal amount plus accrued and unpaid interest to, but excluding, the date of redemption; provided that if the debentures are not redeemed in whole, at least $25 million aggregate principal amount of the debentures must remain outstanding after giving effect to such redemption.

The debentures will be unsecured and will rank subordinate and junior in right of payment to all of our current and future senior indebtedness on the terms set forth in the Subordinated Debt Indenture pursuant to which the debentures will be issued. The debentures will not be obligations of or guaranteed by any of our subsidiaries. As a result, the debentures will also be structurally subordinated to all debt and other liabilities of our subsidiaries.

Beneficial interests in the debentures will be issued in book-entry form in denominations of $25 and integral multiples of $25 in excess thereof. The debentures will mature on September       , 2052.

We will apply for the listing of the debentures on the New York Stock Exchange. If approved for listing, trading on the New York Stock Exchange is expected to commence within 30 days after the debentures are first issued.

Investing in the debentures involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement, page 6 of the accompanying prospectus and “Item 1A. Risk Factors” on page 12 of Aflac Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2011 to read about factors you should consider before buying the debentures.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per debenture		Total
Price to Public		$		$
Underwriting Discount (1)	$		$
Proceeds (2)(3)	$		$

(1)	Reflects debentures sold to institutional investors, for which the underwriters received an underwriting discount of $ per share and debentures sold to retail investors for which the underwriters received an underwriting discount of $ per share.
(2)	Proceeds, before expenses, to Aflac Incorporated.
(3)	Assumes no exercise of the underwriters’ option to purchase additional debentures described below.

The price to public set forth above does not include accrued interest, if any. Interest on the debentures will accrue from September     , 2012 and must be paid by the underwriters if the debentures are delivered after September     , 2012.

We have granted the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional $                     aggregate principal amount of debentures to cover over-allotments at the initial public offering price set forth on the cover page of this prospectus supplement less the applicable underwriting discount and commissions. If the underwriters exercise this option in full, upon the exercise of the option (assuming         debentures are sold to institutional investors and          debentures are sold to retail investors) the total initial public offering price will be $                     , the total underwriting discount will be $             and the total proceeds to us before expenses will be $                     .

The underwriters expect to deliver the debentures through the facilities of The Depository Trust Company for the accounts of its participants, which may include Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., against payment in New York, New York on or about September     , 2012.

Joint Book-Running Managers

Morgan Stanley	Goldman, Sachs & Co.	J.P. Morgan	Wells Fargo Securities

(Physical Book-Runner)

September     , 2012

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement, the accompanying prospectus and any related free writing prospectus prepared by us. Neither we nor the underwriters take responsibility for or provide assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus are an offer to sell only the debentures offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus prepared by us is current only as of their respective dates.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the debentures and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated herein and therein by reference, on the other hand, you should rely on the information contained in this prospectus supplement.

As used in this prospectus supplement, unless the context otherwise requires, references to “we”, “us”, “our” or “the Company” refer to the consolidated operations of Aflac Incorporated, and its direct and indirect operating subsidiaries. “Parent Company” refers solely to Aflac Incorporated. “Aflac” refers solely to our subsidiary, American Family Life Assurance Company of Columbus, an insurance company domiciled in Nebraska. Aflac operates in the United States (“Aflac U.S.”) and operates as a branch in Japan (“Aflac Japan”).

The functional currency of Aflac Japan’s insurance operations is the Japanese yen. We translate our yen-denominated financial statement accounts into U.S. dollars as follows. Assets and liabilities are translated at end-of-period exchange rates. Realized gains and losses on security transactions are translated at the exchange rate on the trade date of each transaction. Other revenues, expenses and cash flows are translated using average exchange rates for the year. The resulting currency translation adjustments are reported in accumulated other comprehensive income. We include in earnings the realized currency exchange gains and losses resulting from transactions.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. Aflac Incorporated may, without notice to or consent of the holders of the debentures, re-open this offering and issue additional debentures of a series having the same ranking, interest rate, maturity date and other terms as the debentures of such series being offered by this prospectus supplement. The debentures and the Subordinated Debt Indenture under which the debentures will be issued do not place any limitation on the amount of unsecured debt that may be incurred by us. Any additional debentures of a series, together with the debentures of such series offered by this prospectus supplement, will constitute a single series of debt securities under the Subordinated Debt Indenture. Neither we nor the underwriters are making an offer to sell these debentures in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus, and related free writing prospectus prepared by us and the documents incorporated herein and therein by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

The distribution of this prospectus supplement and the accompanying prospectus and the offer and sale of the debentures in certain jurisdictions may be restricted by law. The Company and the underwriters require persons into whose possession this prospectus supplement and the accompanying prospectus come to inform themselves about and to observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute an offer of, or an invitation to purchase, any of the debentures in any jurisdiction in which such offer or invitation would be unlawful.

ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This summary sets forth the material terms of this offering, but does not contain all of the information you should consider before investing in our debentures. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, before making an investment decision to purchase our debentures, especially the risks of investing in our debentures discussed under “Risk Factors” contained herein and therein and under “Item 1A. Risk Factors” on page 12 of our Annual Report on Form 10-K for the year ended December 31, 2011, incorporated by reference herein, as well as the consolidated financial statements and notes to those consolidated financial statements incorporated by reference herein and therein.

Aflac Incorporated

The Parent Company and issuer of the debentures, Aflac Incorporated, was incorporated in 1973 under the laws of the State of Georgia. The Parent Company is a general business holding company and acts as a management company, overseeing the operations of its subsidiaries by providing management services and making capital available. Its principal business is supplemental health and life insurance, which is marketed and administered through its subsidiary, American Family Life Assurance Company of Columbus (Aflac), which operates in the United States (Aflac U.S.) and as a branch in Japan (Aflac Japan). Most of Aflac’s policies are individually underwritten and marketed through independent agents. Additionally, Aflac U.S. markets and administers group products through Continental American Insurance Company (CAIC), referred to as Aflac Group Insurance. Our insurance operations in the United States and our branch in Japan service the two markets for our insurance business.

Aflac offers voluntary insurance policies in Japan and the United States that provide a layer of financial protection against income and asset loss. We continue to diversify our product offerings in both Japan and the United States. Aflac Japan sells voluntary supplemental insurance products, including cancer plans, general medical indemnity plans, medical/sickness riders, care plans, living benefit life plans, ordinary life insurance plans and annuities. Aflac U.S. sells voluntary supplemental insurance products including loss-of-income products (life and short-term disability plans) and products designed to protect individuals from depletion of assets (hospital indemnity, fixed-benefit dental, vision care, accident, cancer, critical illness/ critical care, and hospital intensive care plans).

Aflac is authorized to conduct insurance business in all 50 U.S. states, the District of Columbia, several U.S. territories and Japan. Aflac Japan accounted for 75%, 75% and 73% of the Company’s total revenues in 2011, 2010 and 2009, respectively. Aflac Japan accounted for 77% of the Company’s total revenues for the six months ended June 30, 2012. The percentage of the Company’s total assets attributable to Aflac Japan was 87% at December 31, 2011, 86% at December 31, 2010 and 87% at June 30, 2012.

Our principal executive offices are located at 1932 Wynnton Road, Columbus, Georgia 31999, and our telephone number is (706) 323-3431.

THE OFFERING

Issuer	Aflac Incorporated.

Securities	$ aggregate principal amount of % Subordinated Debentures due 2052 ($ aggregate principal amount if the underwriters exercise their option to purchase additional debentures in full) which are referred to as the “debentures” in this prospectus supplement.

Maturity	The debentures will mature on September , 2052.

Interest	The debentures will bear interest at a fixed annual rate of %. We will pay interest quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning on , subject to our right to defer the payment of interest as described under “Optional Deferral of Payments” below.

Record Date	We will make interest payments on the debentures to the holder of record at the close of business on the March 1, June 1, September 1 or December 1, as the case may be, immediately preceding such March 15, June 15, September 15 or December 15, whether or not a business day. However, interest that we pay on the maturity date or redemption date will be payable to the person to whom the principal will be payable.

Optional Deferral of Payments	We have the right on one or more occasions to defer the payment of interest on the debentures for up to five consecutive years without giving rise to an event of default, (each such period an “Optional Deferral Period”). During an Optional Deferral Period, interest will continue to accrue at the interest rate on the debentures, compounded quarterly as of each interest payment date to the extent permitted by applicable law.

Certain Payment Restrictions	If we have exercised our right to defer interest payments on the debentures, we generally may not make payments on or redeem or purchase any shares of our capital stock or any of our debt securities or guarantees that rank upon our liquidation, dissolution or winding up equally with or junior to the debentures, subject to certain limited exceptions.

Optional Redemption	We may elect to redeem the debentures:

•

in whole at any time or in part from time to time on or after             , 2017, at a redemption price equal to their principal amount plus accrued and unpaid interest to, but excluding, the date of redemption; provided that if the debentures are not redeemed in whole, at least $25 million aggregate principal amount of the debentures must remain outstanding after giving effect to such redemption;

•

in whole, but not in part, at any time prior to             , 2017, within 90 days of the occurrence of a “tax event” (as defined in “Description of the Debentures—Optional redemption of the debentures”) at a redemption price equal to their principal amount plus accrued and unpaid interest to, but excluding, the date of redemption; or

•

in whole, but not in part, at any time prior to             , 2017, within 90 days of the occurrence of a “rating agency event” (as defined in “Description of the Debentures—Optional redemption of the debentures”) at a redemption price equal to the greater of (a) the aggregate principal amount or (b) a make-whole amount, in each case, plus any accrued and unpaid interest to but excluding the date of redemption.

Subordination; Ranking	The debentures will be unsecured, subordinated and junior in right of payment and upon our liquidation to all of our existing and future senior indebtedness. The debentures will also be structurally subordinated to all debt and other liabilities of the Parent Company’s subsidiaries.

The debentures do not limit the Parent Company or the Parent Company’s subsidiaries’ ability to incur additional debt, including debt that ranks senior in right of payment and upon our liquidation to the debentures.

Events of Default	Events of default generally include failure to pay principal or any premium, failure to pay interest, or certain events of bankruptcy, insolvency, or reorganization. See “Description of the Debentures—Events of Default” below.

Listing	We intend to apply to list the debentures on the NYSE. If approved for listing, trading of the debentures on the NYSE is expected to commence within 30 days after they are first issued.

Use of Proceeds	We estimate that the net proceeds to us from this offering will be approximately $ (or approximately $ if the underwriters exercise their option to purchase additional debentures in full, based on the amount of debentures assumed to be sold to institutional investors and retail investors as described under “Underwriting” below) after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes. See “Use of Proceeds” in this prospectus supplement.

Risk Factors

You should carefully consider all information set forth and incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, should carefully read the section entitled “Risk Factors” in this prospectus supplement and the accompanying prospectus and the section entitled “Item 1A. Risk

Factors” on page 12 of our Annual Report on Form 10-K for the year ended December 31, 2011 before purchasing any of the debentures.

Trustee	The Bank of New York Mellon Trust Company, N.A.

U.S. Federal Income Tax Considerations	In connection with the issuance of the debentures, we will receive an opinion from Skadden, Arps, Slate, Meagher & Flom LLP that, for U.S. federal income tax purposes, the debentures will be treated as our indebtedness (although there is no controlling authority directly on point). This opinion is subject to certain customary conditions and is not binding on the Internal Revenue Service (the “IRS”). See “U.S. Federal Income Tax Considerations—Classification of the Debentures.”

Each holder of debentures will, by accepting the debentures or a beneficial interest therein, be deemed to have agreed that the holder intends that the debentures constitute indebtedness and will treat the debentures as indebtedness for all U.S. federal, state and local tax purposes. We intend to treat the debentures in the same manner.

If we elect to defer interest on the debentures for one or more Optional Deferral Periods, the holders of the debentures likely will be required to include amounts in income for U.S. federal income tax purposes during such period, regardless of such holder’s method of accounting for U.S. federal income tax purposes and notwithstanding that no interest payments will be made on the debentures during such periods. See “U.S. Federal Income Tax Considerations—U.S. Holders.”

Governing Law	The debentures will be governed by the laws of the State of New York.

RISK FACTORS

Investing in the debentures involves risk. Please see the risk factors described in “Item 1A. Risk Factors” on page 12 of our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference in this prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

Risks relating to our debentures

Because the debentures will be issued by the Parent Company, which is a holding company, the debentures will be structurally subordinated to the obligations of our subsidiaries.

The Parent Company is a holding company whose assets primarily consist of the capital stock of its subsidiaries. Because the Parent Company is a holding company, holders of the debentures will have a junior position to the claims of creditors of its subsidiaries on their assets and earnings. The debentures will be unsecured and subordinated obligations and will:

•	rank equally in right of payment with all of our other unsecured and subordinated indebtedness, including other subordinated indebtedness issued under the Subordinated Debt Indenture;

•	be subordinated in right of payment to all our senior indebtedness (as defined in the Subordinated Debt Indenture);

•	be effectively subordinated in right of payment to all our secured indebtedness to the extent of the value of the assets securing such indebtedness;

•	be effectively subordinated to all existing and future obligations (including insurance obligations) of our subsidiaries; and

•	not be guaranteed by any of our subsidiaries.

Furthermore, in the event of insolvency, bankruptcy, liquidation, dissolution, receivership, reorganization or similar event involving a subsidiary, the assets of that subsidiary would be used to satisfy claims of policyholders and creditors of the subsidiary rather than the Parent Company’s creditors. As a result of the application of the subsidiary’s assets to satisfy claims of policyholders and creditors, the value of the stock of the subsidiary would be diminished and perhaps rendered worthless. Any such diminution in the value of the shares of the Parent Company’s subsidiaries would adversely impact its financial condition and possibly impair its ability to meet its obligations on the debentures. In addition, any liquidation of the assets of the Parent Company’s subsidiaries (Aflac U.S., in particular) to satisfy claims of such subsidiary’s policyholders and creditors might make it impossible for such subsidiary to pay dividends to the Parent Company. Likewise, any inability of Aflac Japan to repatriate earnings to Aflac may also limit Aflac’s ability to pay dividends to the Parent Company. This inability to pay dividends would further impair the Parent Company’s ability to satisfy its obligations under the debentures.

Our obligations under the debentures will be subordinated.

Our payment obligation under the debentures will be unsecured and will rank junior and be subordinated in right of payment to all of our senior indebtedness on the terms set forth in the Subordinated Debt Indenture pursuant to which the debentures will be issued. We, therefore, cannot make any payments on the debentures, if (i) we have defaulted on the payment of any of our senior indebtedness and the default is continuing, (ii) the maturity of any senior indebtedness has been accelerated as a result of a default or (iii) we have filed for bankruptcy or are insolvent, winding-up, liquidating or in receivership, and our senior indebtedness has not been repaid in full.

As of June 30, 2012, we had approximately $3.7 billion in outstanding senior indebtedness. The Subordinated Debt Indenture pursuant to which the debentures will be issued does not place any limit on the amount of liabilities that we may issue, guarantee or otherwise incur or the amount of liabilities, including debt or preferred stock, that our subsidiaries may issue, guarantee or otherwise incur. We expect from time to time to incur additional indebtedness and other liabilities and to guarantee indebtedness that will be senior to the debentures.

The indenture under which the debentures will be issued will contain only limited protection for holders of the debentures in the event the Parent Company is involved in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction in the future.

The Subordinated Debt Indenture may not sufficiently protect holders of debentures in the event the Parent Company is involved in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction. The Subordinated Debt Indenture will not contain any provisions restricting the Parent Company’s ability to:

•	incur additional debt, including debt senior in right of payment to the debentures;

•	pay dividends on or purchase or redeem capital stock;

•

sell assets (other than certain restrictions on the Parent Company’s ability to consolidate, merge or sell all or substantially all of its assets and its ability to sell the stock of certain subsidiaries);

•	enter into transactions with affiliates;

•	create liens (other than certain limitations on creating liens on the stock of certain subsidiaries) or enter into sale and leaseback transactions; or

•	create restrictions on the payment of dividends or other amounts to the Parent Company from its subsidiaries.

Additionally, the Subordinated Debt Indenture will not require the Parent Company to offer to purchase the debentures in connection with a change of control or require that the Parent Company adhere to any financial tests or ratios or specified levels of net worth. The Parent Company’s ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the debentures could have the effect of diminishing the Parent Company’s ability to make payments on the debentures when due.

We can defer interest payments on the debentures for one or more periods of up to five years each. This may affect the market price of the debentures.

So long as there is no event of default with respect to the debentures, we may defer interest payments on the debentures, from time to time, for one or more Optional Deferral Periods of up to five consecutive years. At the end of an Optional Deferral Period, if all amounts due are paid, we could start a new Optional Deferral Period of up to five consecutive years. During any Optional Deferral Period, interest on the debentures would be deferred but would accrue additional interest at a rate equal to the interest rate on the debentures, to the extent permitted by applicable law. No Optional Deferral Period may extend beyond the maturity date of the debentures. See “Description of the Debentures—Option to defer interest payments.”

If we exercise our right to defer interest payments, the debentures may trade at a price that does not fully reflect the value of accrued and unpaid interest on the debentures or that is otherwise less than the price at which the debentures may have been traded if we had not exercised such right. In addition, as a result of our right to defer interest payments, the market price of the debentures is likely to be affected and may be more volatile than other securities that do not have these rights.

We are not permitted to pay current interest on the debentures until we have paid all outstanding deferred interest, and this could have the effect of extending interest deferral periods.

During an Optional Deferral Period, we will be prohibited from paying current interest on the debentures until we have paid all accrued and unpaid deferred interest plus any accrued interest thereon. As a result, we may not be able to pay current interest on the debentures if we do not have available funds to pay all accrued and unpaid deferred interest plus any accrued interest thereon.

If we defer interest payments on the debentures, there will be U.S. federal income tax consequences to holders of the debentures.

If we defer interest payments on the debentures for one or more Optional Deferral Periods, holders of the debentures likely will be required to include amounts in income for U.S. federal income tax purposes during such period, regardless of their method of accounting for U.S. federal income tax purposes.

If holders of the debentures sell their debentures before the record date for the payment of interest at the end of an Optional Deferral Period, they will not receive such interest. Instead, the accrued interest will be paid to the holder of record on the record date regardless of who the holder of record may have been on any other date during the Optional Deferral Period. Moreover, amounts that holders were required to include in income in respect of the debentures during the Optional Deferral Period will be added to such holders’ adjusted tax basis in the debentures, but may not be reflected in the amount that such holder realizes on the sale. To the extent the amount realized on a sale is less than the holder’s adjusted tax basis, the holder will generally recognize a capital loss for U.S. federal income tax purposes. The deductibility of capital losses is subject to limitations. See “U.S. Federal Income Tax Considerations—Sale of the debentures.”

Rating agencies may change their practices for rating the debentures, which change may affect the market price of the debentures. In addition, we may redeem the debentures if a rating agency amends, clarifies or changes the criteria used to assign equity credit for securities similar to the debentures.

The rating agencies that currently publish a rating for us, including Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., each of which is expected to initially publish a rating of the debentures, may, from time to time in the future, change the way they analyze securities with features similar to the debentures. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities with features similar to the debentures. If the rating agencies change their practices for rating these types of securities in the future, and the ratings of the debentures are subsequently lowered, that could have a negative impact on the trading price of the debentures. In addition, we may redeem the debentures before                     , 2017 (the date that is five years after the original issuance of the debentures) at our option, in whole but not in part, within 90 days of a rating agency amending, clarifying or changing the criteria used to assign equity credit for securities such as the debentures, which amendment, clarification or change results in (a) the shortening of the length of time the debentures are assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the debentures; or (b) the lowering of the equity credit (including up to a lesser amount) assigned to the debentures by that rating agency compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the debentures. See “Description of the Debentures—Optional redemption of the debentures.”

The debentures may be redeemed prior to maturity, and you may not be able to reinvest the proceeds at the same or a higher rate.

We may redeem the debentures at our option, in whole at any time or in part, on or after                    , 2017 (the date that is five years after the original issuance of the debentures). In addition, we may redeem the debentures in whole, but not in part, before                    , 2017 if certain changes in tax laws, regulations or interpretations occur. In each of these two cases, the redemption price will be 100% of the principal amount of such debentures being redeemed plus accrued and unpaid interest. We may also redeem the debentures before                    , 2017 at our option, in whole but not in part, within 90 days of a rating agency event, as defined under “Description of the Debentures—Optional redemption of the debentures.” In this event, the redemption price will be equal to the greater of (a) the aggregate principal amount or (b) a make-whole amount, in each case, plus accrued and unpaid interest. See “Description of the Debentures—Optional redemption of the debentures.” If we exercise any of these rights, you may not be able to reinvest the money you receive upon a redemption at a rate that is equal to or higher than the rate of return on the debentures.

There may not be a public market for the debentures.

We will apply to list the debentures on the NYSE. If approved for listing, trading of the debentures on the NYSE is expected to commence within 30 days after they are first issued. The listing of the debentures will not necessarily ensure that an active trading market will be available for the debentures or that you will be able to sell your debentures at the price you originally paid for them or at the time you wish to sell them. Future trading prices of the debentures will depend on many factors including, among other things, prevailing interest rates, our operating results and the market for similar securities. Generally, the liquidity of, and trading market for, the debentures may also be materially and adversely affected by declines in the market for similar debt securities. Such a decline may materially and adversely affect such liquidity and trading independent of our financial performance and prospects.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $             ($             if the underwriters exercise their option to purchase additional debentures in full, based on the amount of debentures assumed to be sold to institutional investors and retail investors as described under “Underwriting” below) after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our consolidated capitalization as of June 30, 2012:

•	on an actual basis;

•	on an as adjusted basis to give effect to the issuance of $250,000,000 aggregate principal amount of our 2.65% Senior Notes due 2017 on July 31, 2012 (the “July 2012 Offering”); and

•

on an as further adjusted basis to give effect to the offering of the debentures (and assuming the underwriters do not exercise their option to purchase additional debentures to cover over-allotments) and the planned use of proceeds as described under “Use of Proceeds” in this prospectus supplement.

You should read the information in this table together with our consolidated financial statements and the related notes in our Quarterly Report on Form 10-Q for the period ended June 30, 2012, which is incorporated herein by reference.

	As of June 30, 2012
	Actual	As Adjusted for the July 2012 Offering	As Further Adjusted for this offering
	(In millions)
Cash and Cash Equivalents	$2,130	$2,388	$

Short-term Debt	—	—		—
Long-term Debt	3,672	3,922
Total Debt	3,672	3,922
Shareholders’ Equity
Common Stock, at Par Value	66	66		66
Additional Paid-in Capital	1,453	1,453		1,453
Retained Earnings	16,108	16,108		16,108
Accumulated Other Comprehensive Income
Unrealized Foreign Currency Translation Gains	865	865		865
Unrealized Gains (Losses) on Investment Securities	1,470	1,470		1,470
Unrealized Gains (Losses) on Derivatives	4	4		4
Pension Liability Adjustment	(168)	(168)		(168)
Treasury Stock, at Average Cost	(5,619)	(5,619)		(5,619)
Total Shareholders’ Equity	14,179	14,179		14,179

Total Capitalization	$17,851	$18,101	$

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. For the purpose of computing the below ratios, earnings consist of income from continuing operations before income taxes excluding interest expense on income tax liabilities, plus fixed charges. Fixed charges consist of interest expense, excluding interest expense on income tax liabilities, interest on investment-type contracts and such portion of rental expense as is estimated to be representative of the interest factors in the leases, all on a pre-tax basis.

	Year ended December 31, 2007	Year ended December 31, 2008	Year ended December 31, 2009	Year ended December 31, 2010	Year ended December 31, 2011	Six months ended June 30, 2012
Ratio of Earnings to Fixed Charges	58.5x	37.2x	21.7x	19.8x	13.1x	14.2x

DESCRIPTION OF THE DEBENTURES

Set forth below is a description of the specific terms of the debentures. This description supplements, and should be read together with, the description of the general terms and provisions of the securities set forth in the accompanying prospectus under the caption “Description of Debt Securities”. Any information regarding the debentures contained in this prospectus supplement that is inconsistent with information in the accompanying prospectus will apply and will supersede any inconsistent information in the accompanying prospectus. The following description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the indenture, to be dated as of September         , 2012, as supplemented by the first supplemental indenture, to be dated as of September         , 2012, to provide for the issuance of $                     aggregate principal amount of         % Subordinated Debentures due 2052 (the ‘‘debentures’’) which we collectively refer to as the “Subordinated Debt Indenture”, between Aflac Incorporated, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee, which we refer to as the “Trustee”, pursuant to which the debentures will be issued. All capitalized terms herein that are not defined within this prospectus supplement shall have the same meanings as defined in the Subordinated Debt Indenture. As used in this “Description of the Debentures” section, unless the context otherwise requires, references to “we”, “us”, “our” or “the Company” refer to Aflac Incorporated.

General

The debentures will be issued as subordinated debt securities under the Subordinated Debt Indenture and will be limited in aggregate principal amount to $                    . The debentures will be issued only in denominations of $25 and integral multiples of $25 in excess thereof. Payments of principal of, and interest on, the debentures will be made in U.S. dollars. The provisions of the Subordinated Debt Indenture pertaining to satisfaction and discharge of the indenture and unclaimed moneys will apply to the debentures.

We may, without notice to or consent of the holders of the debentures, further re-open and issue additional         % Subordinated Debentures due 2052 having the same ranking, interest rate, maturity date and other terms as the debentures of such series being offered by this prospectus supplement. The debentures and the Subordinated Debt Indenture under which the debentures will be issued do not place any limitation on the amount of unsecured debt that may be incurred by us. Any additional debentures of a series, together with the debentures of such series offered by this prospectus supplement, will constitute a single series of debt securities under the Subordinated Debt Indenture.

Subordination

The debentures are our unsecured obligations and will be expressly subordinated, to the extent and in the manner set forth in the Subordinated Debt Indenture, to the prior payment in full of all of our senior indebtedness. See “Subordination Under the Subordinated Debt Indenture” in the accompanying prospectus. As at June 30, 2012, we had approximately $3.7 billion of outstanding senior indebtedness. Senior indebtedness will not include obligations to trade creditors created or assumed by us in the ordinary course of business, which will rank pari passu with the debentures in right of payment upon liquidation. In addition, the debentures will be structurally subordinate to the indebtedness of our subsidiaries. See “Risk Factors — Risks Related to our debentures — Because the debentures will be issued by the Parent Company, which is a holding company, the debentures will be structurally subordinated to the obligations of our subsidiaries.”

Maturity

The entire principal amount of the debentures will mature and become due and payable, together with any accrued and unpaid interest thereon, on September       , 2052.

Interest

Subject to applicable law and subject to any Optional Deferral Period, as described below, interest on the debentures will accrue at an annual rate equal to         %, and will be payable quarterly in arrears on March 15,

June 15, September 15 and December 15 of each year, beginning on                         , each of which we refer to as an interest payment date, to the record holders at the close of business on the preceding March 1, June 1, September 1 and December 1, as applicable, whether or not a business day. However, interest that we pay on the maturity date or a redemption date will be payable to the person to whom the principal will be payable.

Interest payments will include accrued interest from, and including, the original issue date, or, if interest has already been paid, from the last date in respect of which interest has been paid or duly provided for to, but excluding, the next succeeding interest payment date, the maturity date or the redemption date, as the case may be. The amount of interest payable for any interest payment period will be computed on the basis of a 360-day year comprised of twelve 30-day months. In the event that any date on which interest is payable on the debentures is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay), except that, if such next succeeding business day is in the next succeeding calendar year, such payment will be made on the immediately preceding business day, in each case with the same force and effect as if such payment was made on the date such payment was originally payable.

Interest not paid on any payment date will accrue and compound quarterly at a rate per year equal to the rate of interest on the debentures until paid. References to “interest” include interest accruing on the debentures, interest on deferred interest payments and other unpaid amounts and compounded interest, as applicable.

Option to defer interest payments

So long as no event of default with respect to the debentures has occurred and is continuing, we may, on one or more occasions, defer interest payments on the debentures for one or more Optional Deferral Periods of up to five consecutive years without giving rise to an event of default under the terms of the debentures. A deferral of interest payments cannot extend, however, beyond the maturity date or the earlier acceleration or redemption of the debentures. During an Optional Deferral Period, interest will continue to accrue on the debentures, and deferred interest payments will accrue additional interest at the then applicable interest rate on the debentures, compounded quarterly as of each interest payment date to the extent permitted by applicable law. No interest otherwise due during an Optional Deferral Period will be due and payable on the debentures until the end of such Optional Deferral Period except upon an acceleration or redemption of the debentures during such deferral period.

At the end of five years following the commencement of an Optional Deferral Period, we must pay all accrued and unpaid deferred interest, including compounded interest, and our failure to pay all accrued and unpaid deferred interest, including compounded interest, for a period of 30 days after the conclusion of such five-year period will result in an event of default giving rise to a right of acceleration. If, at the end of any Optional Deferral Period, we have paid all deferred interest due on the debentures, including compounded interest, we can again defer interest payments on the debentures as described above.

We will provide to the Trustee and the holders of debentures written notice of any deferral of interest at least one and not more than 60 business days prior to the applicable interest payment date. In addition, our failure to pay interest on the debentures on any interest payment date will itself constitute the commencement of an Optional Deferral Period unless we pay such interest within five business days after any such interest payment date, whether or not we provide a notice of deferral. We have no present intention of exercising our right to defer payments of interest.

Certain limitations during a deferral period

After the commencement of an Optional Deferral Period until we have paid all accrued and unpaid interest on the debentures, we will agree not to, and not to permit any of our subsidiaries to declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our capital stock other than:

•

purchases or acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors, consultants or agents or our satisfaction of our obligations under any dividend reinvestment plan;

•

purchases or acquisitions of shares of our capital stock in connection with our satisfaction of our obligations under any contract or security entered into before commencement of the Optional Deferral Period;

•

as a result of a reclassification of any series or class of our capital stock, or the exchange or conversion of one class or series of our capital stock for or into another class or series of our capital stock;

•

the purchase of fractional interests in shares of our capital stock pursuant to an acquisition or the conversion or exchange provisions of that capital stock or the security being converted or exchanged;

•	dividends or distributions of our capital stock, or rights to acquire capital stock, or repurchases or redemptions of capital stock, in each case solely from the issuance or exchange of capital stock;

•

any declaration of a dividend in connection with the implementation of a shareholder rights plan, or issuances of capital stock under any such plan in the future, or redemptions or repurchases of any rights outstanding under a shareholder rights plan; or

•

acquisitions of our capital stock in connection with acquisitions of businesses made by us (which acquisitions are made by us in connection with the satisfaction of indemnification obligations of the sellers of such businesses).

In addition, after the commencement of an Optional Deferral Period until we have paid all accrued and unpaid interest on the debentures, we will agree not to, and not to permit any of our subsidiaries to make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any of our debt securities or guarantees that rank equally with the debentures (“parity securities”) or junior to the debentures other than (i) any payment of current or deferred interest on parity securities made pro rata to the amounts due on such parity securities (including the debentures) and any payments of deferred interest on parity securities that, if not made, would cause us to breach the terms of the instrument governing such parity securities or (ii) any payment of principal on parity securities necessary to avoid a breach of the instrument governing such parity securities.

Optional redemption of the debentures

We may redeem the debentures in $25 increments:

•

in whole at any time or in part from time to time on or after                     , 2017, at a redemption price equal to their principal amount plus accrued and unpaid interest (including compounded interest, if any) to, but excluding, the date of redemption; provided that if the debentures are not redeemed in whole, at least $25 million aggregate principal amount of the debentures must remain outstanding after giving effect to such redemption;

•

in whole, but not in part, at any time prior to                     , 2017, within 90 days of the occurrence of a “tax event”, at a redemption price equal to their principal amount plus accrued and unpaid interest (including compounded interest, if any) to, but excluding, the date of redemption; or

•	in whole, but not in part, at any time prior to , 2017, within 90 days of the occurrence of a “rating agency event”, at a redemption price equal to the greater of (a) 100% of the aggregate principal

amount of the debentures being redeemed or (b) the present value of a principal payment on                     , 2017 and scheduled payments of interest that would have accrued from the date of redemption to                     , 2017 on the debentures being redeemed, discounted to the date of redemption on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus              basis points, in each case, plus any accrued and unpaid interest to but excluding the date of redemption.

“Tax event” means that we will have received an opinion of counsel, rendered by a law firm of nationally recognized standing that is experienced in such matters, stating that, as a result of any:

•

amendment to, or change in (including any promulgation, enactment, execution or modification of) the laws (or any regulations under those laws) of the United States or any political subdivision thereof or therein affecting taxation;

•

official administrative pronouncement (including a private letter ruling, technical advice memorandum or similar pronouncement) or judicial decision or administrative action or other official pronouncement interpreting or applying the laws or regulations enumerated in the preceding bullet point, by any court, governmental agency or regulatory authority; or

•

threatened challenge asserted in connection with an audit of us or any of our subsidiaries, or a threatened challenge asserted in writing against any taxpayer that has raised capital through the issuance of securities that are substantially similar to the debentures, which amendment or change is enacted or effective or which pronouncement or decision is announced or which challenge is asserted against us or becomes publicly known on or after the original issue date of the debentures, there is more than an insubstantial increase in the risk that interest accruable or payable by us on the debentures is not, or will not be, deductible by us in whole or in part, for U.S. federal income tax purposes.

“Rating agency event” means that any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that then publishes a rating for us (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the debentures, which amendment, clarification or change results in (a) the shortening of the length of time the debentures are assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the debentures; or (b) the lowering of the equity credit (including up to a lesser amount) assigned to the debentures by that rating agency compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the debentures.

“Treasury Rate” means (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities”, for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the quarterly equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such date of redemption. The Treasury Rate shall be calculated on the third business day preceding the date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the debentures to                     , 2017 to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the debentures to                     , 2017.

“Independent Investment Banker” means one of Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and Goldman, Sachs & Co., and their successors, appointed by the Trustee after consultation with the Company or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee after consultation with the Company.

“Comparable Treasury Price” means with respect to any date of redemption for the debentures (1) the average of five Reference Treasury Dealer Quotations for such date of redemption, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means each of Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and Goldman, Sachs & Co., and their respective successors and one other primary U.S. government securities dealer (each a “Primary Treasury Dealer”), as specified by the Company; provided that (1) if any of Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and Goldman, Sachs & Co., or their respective successors or any Primary Treasury Dealer as specified by the Company shall cease to be a Primary Treasury Dealer, the Company will substitute therefore another Primary Treasury Dealer and (2) if the Company fails to select a substitute within a reasonable period of time, then the substitute will be a Primary Treasury Dealer selected by the Trustee after consultation with the Company.

“Reference Treasury Dealer Quotations” means, with respect to the Reference Treasury Dealer and any date of redemption, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such date of redemption.

If less than all of the debentures are to be redeemed, the Trustee will select, in such manner as it shall deem appropriate and fair, the principal amount of such debentures held by each beneficial owner of such debentures to be redeemed. The Trustee may select debentures and portions of debentures in amounts of $25 and whole multiples of $25 in excess of $25.

On and after the date of redemption, interest will cease to accrue on the debentures or any portion of the debentures called for redemption, unless we default in the payment of the redemption amount.

Transfer

No service charge will be made for any registration of transfer or exchange of debentures, but payment will be required of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

Listing

We intend to apply to list the debentures on the NYSE under the symbol “             .” If the application is approved, we expect trading on the NYSE to begin within 30 days of the original issue date of the debentures.

Certain covenants

The Subordinated Debt Indenture does not contain any provisions that will restrict the Company from incurring, assuming or becoming liable with respect to any indebtedness, including senior indebtedness, or other obligations, whether secured or unsecured, or, other than during an Optional Deferral Period, as described above, from paying dividends or making other distributions on its capital stock or purchasing or redeeming its capital stock. The Subordinated Debt Indenture does not contain any financial ratios or specified levels of net worth or liquidity to which the Company must adhere. In addition, the Subordinated Debt Indenture does not contain any provision that would require that the Company repurchase or redeem or otherwise modify the terms of any of the debentures upon a change in control or other events involving the Company which may adversely affect the creditworthiness of the debentures.

The Company is not required pursuant to the Subordinated Debt Indenture to repurchase the debentures, in whole or in part, with the proceeds of any sale, transfer or other disposition of any shares of capital stock of any restricted subsidiary (or of any subsidiary having any direct or indirect control of any restricted subsidiary). Further, the Subordinated Debt Indenture does not provide for any restrictions on the Company’s use of such proceeds.

For a discussion of the covenants contained in the Subordinated Debt Indenture, including those imposing limitations on dispositions of stock of restricted subsidiaries, see “Description of Debt Securities—Covenants Applicable to the Debt Securities” in the accompanying prospectus.

Events of Default

This “Events of Default” section supplements and supersedes the corresponding “Events of Default” section in the accompanying prospectus under the heading “Description of Debt Securities.” The following events will constitute an event of default under the Subordinated Debt Indenture:

•	a default in payment of principal or any premium when due;

•

a default for 30 days in payment of any interest; provided, however, the date on which such interest payment is due and payable shall be the date on which the Company must make payment following any Optional Deferral Period; or

•	certain events of insolvency, bankruptcy, receivership, liquidation, dissolution, reorganization, or similar proceeding in respect of us.

If an event of default with respect to the outstanding debentures shall occur and be continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding debentures may declare, by notice as provided in the Subordinated Debt Indenture, the principal amount (or such lesser amount as may be provided for in the debentures) of all the debentures to be due and payable immediately; provided that, in the case of an event of default involving certain events of bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debentures may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived. In case of any default that is not an event of default, there is no right to declare the principal amount of and accrued but unpaid interest on the debentures immediately payable.

The Subordinated Debt Indenture entitles the Trustee to obtain assurances of indemnity or security reasonably satisfactory to it by the holders of the debentures for any actions taken by the Trustee at the request of the holders of the debentures. The right of the Trustee to obtain assurances of indemnity or security is subject to the Trustee carrying out its duties with a level of care or standard of care that is generally acceptable and reasonable under the circumstances. An indemnity or indemnification is an undertaking by one party to reimburse another upon the occurrence of an anticipated loss.

Subject to the right of the Trustee to indemnification as described above and except as otherwise described in the Subordinated Debt Indenture, the Subordinated Debt Indenture provides that the holders of a majority of the aggregate principal amount of the affected outstanding debentures of each series, treated as one class, may direct the time, method and place of any proceeding to exercise any right or power conferred in the Subordinated Debt Indenture or for any remedy available to the Trustee.

The Subordinated Debt Indenture provides that no holders of debentures may institute any action against us, except for actions for payment of overdue principal, any premium or interest, unless:

•	such holder previously gave written notice of the continuing default to the Trustee;

•

the holders of at least 25% in principal amount of the outstanding debentures of each affected series, treated as one class, asked the Trustee to institute the action and offered indemnity to the Trustee for doing so;

•	the Trustee did not institute the action within 60 days of the request; and

•	the holders of a majority in principal amount of the outstanding debt securities of each affected series, treated as one class, did not direct the Trustee to refrain from instituting the action.

Under the Subordinated Debt Indenture, we will file annually with the Trustee a certificate either stating that no default exists or specifying any default that does exist.

Agreement by holders to treat debentures as indebtedness for tax purposes

Each holder of the debentures will, by accepting the debentures or a beneficial interest therein, be deemed to have agreed that the holder intends that the debentures constitute indebtedness and will treat the debentures as indebtedness for all U.S. federal, state and local tax purposes.

Book-entry system

The Depository Trust Company, or DTC, which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the debentures. The debentures will be issued only as fully registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global security certificates, representing the total aggregate principal amount of the debentures, will be issued and will be deposited with the depositary or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the debentures so long as the debentures are represented by global security certificates.

Investors may elect to hold interests in the debentures in global form through either DTC in the United States or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) or Euroclear Bank S.A./N.V. (“Euroclear”), if they are participants in those systems, or indirectly through organizations which are participants in those systems. Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. will act as depositary for Euroclear (in such capacities, the “U.S. Depositaries”).

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary holds securities that its participants (the “DTC Participants”) deposit with the depositary. The depositary also facilitates the settlement among DTC Participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in DTC Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the Financial Industry Regulatory Authority, Inc. Access to the depositary’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly, or indirectly. The rules applicable to the depositary and DTC Participants are on file with the SEC.

Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the debentures held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash.

Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the debentures held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

We will issue the debentures in definitive certificated form if the depositary notifies us that it is unwilling or unable to continue as depositary or the depositary ceases to be a clearing agency registered under the Exchange Act, and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global security certificate may be exchanged for definitive certificated debentures upon request by or on behalf of the depositary in accordance with customary procedures following the request of a beneficial owner seeking to exercise or enforce its rights under such debentures. If we determine at any time that the debentures shall no longer be represented by global security certificates, we will inform the depositary of such determination who will, in turn, notify participants of their right to withdraw their beneficial interest from the global security certificates, and if such participants elect to withdraw their beneficial interests, we will issue certificates in definitive form in exchange for such beneficial interests in the global security certificates. Any global security, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for security certificates, as the case may be, registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all debentures represented by these global security certificates for all purposes under the Subordinated Debt Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have the debentures represented by these global security certificates registered in their names, and

•

will not be considered to be owners or holders of the global security certificates or any debentures represented by these certificates for any purpose under the debentures or the Subordinated Debt Indenture.

All payments on the debentures represented by the global security certificates and all transfers and deliveries of related debentures will be made to the depositary or its nominee, as the case may be, as the holder of such securities.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither we nor the trustee will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

The information in this section concerning the depositary, its book-entry system, Clearstream, Luxembourg and Euroclear has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Global clearance and settlement procedures

Initial settlement for the debentures will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other hand, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of debentures received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such debentures settled during such processing will be reported to the relevant Euroclear Participant or Clearstream Participant on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of the debentures by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of debentures among participants of DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

About the trustee

The Bank of New York Mellon Trust Company, N.A. is the Trustee. Subject to the provisions of the Trust Indenture Act of 1939, as amended, the Trustee is under no obligation to exercise any of its powers vested in it by the Subordinated Debt Indenture at the request of any holder of the debentures unless the holder offers the Trustee reasonable indemnity against the costs, expenses and liabilities which might result. The Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in performing its duties if the Trustee reasonably believes that it is not reasonably assured of repayment or adequate indemnity. We have entered, and from time to time may continue to enter, into banking or other relationships with The Bank of New York Mellon Trust Company, N.A. or its affiliates.

The Trustee may resign or be removed with respect to one or more series of debt securities under the Subordinated Debt Indenture, and a successor trustee may be appointed to act with respect to such series.

Applicable law

The debentures and the Subordinated Debt Indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Payment and paying agent

We will pay principal of, and any premium, interest and additional amounts on the debentures at the office of the paying agent designated by us, except that we may pay interest by check mailed to the registered holder or by wire transfer if the registered holder requests in writing to the Trustee at least 15 days prior to the date for payment.

All moneys we pay to a paying agent of the Trustee for the payment of principal of, or any premium, interest or additional amounts on, a debenture which remains unclaimed at the end of two years will be repaid to us, and the holder of the debenture may then look only to us for payment.

The Bank of New York Mellon Trust Company, N.A. will act as paying agent for the debentures.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of U.S. federal income tax considerations of the ownership of the debentures as of the date hereof to U.S. Holders (as defined below) and non-U.S. Holders (as defined below). Except where noted, it deals only with debentures held as capital assets by holders who acquired debentures upon their original issuance at their initial offering price. Some holders (including persons that are not United States persons, banks, insurance companies, tax-exempt organizations, financial institutions, persons whose functional currency is not the U.S. dollar, persons subject to alternative minimum tax, broker-dealers, persons that hold the debentures as part of a straddle, hedge, conversion transaction or other integrated investment, expatriates, controlled foreign corporations, persons that purchase or sell the debentures as part of a wash sale for tax purposes, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax) may be subject to special rules not discussed below. The discussion below does not address the effect of any estate, gift, state, local, or foreign tax law or the tax known as the Medicare contribution tax.

Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and subject to change or differing interpretations, possibly on a retroactive basis, which can result in U.S. federal income tax consequences different from those discussed below.

A “U.S. Holder” of a debenture means a holder that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States,

•

a corporation (or other entity subject to tax as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•

a trust if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

As used in this summary, the term “non-U.S. Holder” means a beneficial owner of a debenture other than a partnership who is not a U.S. Holder.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds debentures, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding debentures, you should consult your own tax advisors.

Investors should consult their tax advisors in determining the tax consequences to them of purchasing, holding and disposing of the debentures, including the application to their particular situation of the U.S. federal income tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

Classification of the debentures

The determination of whether a security should be classified as indebtedness or equity for U.S. federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the U.S. federal income tax treatment of securities similar to the debentures. In connection with the issuance of the debentures, Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to the Company, will render its opinion generally to the effect that under then current law and assuming full compliance with the terms of the Subordinated Debt Indenture and other relevant documents, and based on the facts and assumptions contained in such opinion, the debentures will be classified for U.S. federal income tax purposes as indebtedness of the Company. This opinion is not binding on the IRS or any court and there can be no assurance that the IRS or a court will agree with this opinion. The remainder of this discussion assumes that the classification of the debentures as indebtedness will be respected for U.S. federal income tax purposes.

U.S. holders

Interest income and original issue discount

Under applicable Treasury regulations, a “remote” contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with original issue discount (“OID”). The Company believes that the likelihood of its exercising its option to defer payments is remote within the meaning of the regulations. Based on the foregoing, the Company believes that, although the matter is not free from doubt, the debentures will not be considered to be issued with OID at the time of their original issuance. Accordingly, each U.S. Holder of debentures should include in gross income such U.S. Holder’s allocable share of interest on the debentures in accordance with such U.S. Holder’s method of tax accounting.

Under the applicable Treasury Regulations, if the option to defer any payment of interest was determined not to be remote, or if the Company exercised such option, the debentures would be treated as issued with OID at the time of issuance or at the time of such exercise, as the case may be. In such event, all stated interest on the debentures would thereafter be treated as OID, which would accrue and be included in a U.S. Holder’s taxable income on an economic accrual basis without regard to the timing of the receipt of cash and, regardless of such U.S. Holder’s method of tax accounting. Actual payments of stated interest would not be reported as taxable income. Consequently, a U.S. Holder of debentures would be required to include OID in gross income even though the Company would not make any actual cash payments during an Optional Deferral Period.

No rulings or other interpretations have been issued by the IRS which have addressed the meaning of the term remote as used in the applicable Treasury Regulations, and it is possible that the IRS could take a position contrary to the interpretation in this prospectus supplement.

Sales of the debentures

Upon a sale, exchange, redemption or retirement of a debenture, a U.S. Holder will generally recognize gain or loss equal to the difference between its adjusted tax basis in the debentures and the amount realized on the sale, exchange, redemption or retirement of such debentures. Assuming that the Company does not exercise its option to defer payments of interest on the debentures and that the debentures are not deemed to be issued with OID, a U.S. Holder’s adjusted tax basis in the debentures will generally be its initial purchase price. If the debentures are deemed to be issued or reissued with OID, a U.S. Holder’s adjusted tax basis in the debentures will generally be its initial purchase price, increased by the OID previously includible in such U.S. Holder’s gross income to the date of disposition and decreased by payments received on the debentures since and including the date that the debentures were deemed to be issued with OID. Such gain or loss will generally be capital gain or loss, except to the extent of any accrued interest relating to such U.S. Holder’s debentures required to be included in income, and generally will be a long-term capital gain or loss if such U.S. Holder has held the debentures for more than one year prior to the sale, exchange, redemption or retirement.

Should the Company exercise its option to defer payments of interest on the debentures, the debentures may trade at a price that does not fully reflect the accrued but unpaid interest. In the event of such a deferral, a U.S. Holder who disposes of its debentures between record dates for payments of interest will be required to include OID accrued to the date of disposition in taxable income and to add such amount to its adjusted tax basis in its debentures. To the extent the selling price is less than the U.S. Holder’s adjusted tax basis, such U.S. Holder will generally recognize a capital loss. Capital losses generally cannot be applied to offset ordinary income for U.S. federal income tax purposes.

Non-U.S. holders

Under current U.S. federal income tax law, and assuming that the debentures will be treated as indebtedness for U.S. federal income tax purposes, no withholding of U.S. federal income tax should apply to interest paid or OID on the debentures to a non-U.S. Holder under the “portfolio interest exemption,” provided that:

•	such payment is not effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States;

•	the non-U.S. Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of the Company’s stock entitled to vote;

•	the non-U.S. Holder is not a controlled foreign corporation that is related directly or constructively to the Company through stock ownership; and

•

the non-U.S. Holder satisfies the certification requirement by providing to the withholding agent, in accordance with specified procedures, a certification to the effect that such non-U.S. Holder is not a U.S. person (generally through the provision of a properly executed IRS Form W-8BEN).

If a non-U.S. Holder cannot satisfy the requirements of the portfolio interest exemption described above, interest paid on the debentures (including payments in respect of OID, if any, on the debentures) made to a non-U.S. Holder will be subject to a 30 percent U.S. federal withholding tax, unless such non-U.S. Holder provides the withholding agent with a properly executed statement (i) claiming an exemption from or reduction of withholding under an applicable United States income tax treaty; or (ii) stating that the payment on the debentures is not subject to withholding tax because it is effectively connected with such non-U.S. Holder’s conduct of a trade or business in the United States.

If a non-U.S. Holder is engaged in a trade or business in the United States (and, if certain tax treaties apply, if the non-U.S. Holder maintains a permanent establishment within the United States) and the interest on the debentures is effectively connected with the conduct of that trade or business (and, if certain tax treaties apply, attributable to that permanent establishment), such non-U.S. Holder will be subject to U.S. federal income tax on the interest on a net income basis in the same manner as if such non-U.S. Holder were a U.S. Holder. In addition, a non-U.S. Holder that is a foreign corporation that is engaged in a trade or business in the United States may be subject to a 30 percent (or, if certain tax treaties apply, such lower rate as provided) branch profits tax.

Any gain realized on the taxable disposition (including redemption) of the debentures will generally not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States (or, if certain tax treaties apply, is attributable to a permanent establishment maintained by the non-U.S. Holder within the United States); or

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

A non-U.S. Holder will generally be required to comply with certain certification procedures to establish that such non-U.S. Holder is not a U.S. person in order to avoid backup withholding with respect to payments of principal and interest on or the proceeds of a disposition of the debentures. In addition, the amount of any interest paid to a non-U.S. Holder and the amount of tax, if any, withheld with respect to such interest must be reported annually to the IRS and to such non-U.S. Holder. Copies of the information returns reporting such interest payments and the amount of any tax withheld may also be made available to the tax authorities in the country in which a non-U.S. Holder resides under the provisions of an applicable income tax treaty. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely provided to the IRS. Non-U.S. Holders should consult their tax advisors as to their qualification for exemption for backup withholding and the procedure for obtaining such an exemption.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS RELATING TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE DEBENTURES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

UNDERWRITING

The Parent Company and the underwriters for the offering (the “underwriters”) named below have entered into an underwriting agreement with respect to the debentures. Subject to certain conditions set forth in the underwriting agreement, we have agreed to sell to the underwriters, and, each underwriter has severally agreed to purchase the principal amount of debentures indicated in the following table. Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and Goldman, Sachs & Co. are acting as the representatives of the underwriters for the offering.

Underwriters	Principal amount of debentures
Morgan Stanley & Co. LLC	$
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
Goldman, Sachs & Co.

Total	$

The underwriters are committed to take and pay for all of the debentures being offered, if any are taken. We have granted the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional $         aggregate principal amount of debentures to cover over-allotments at the initial public offering price set forth on the cover page of this prospectus supplement less the applicable underwriting discount and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the principal amount of debentures as the number listed next to the underwriter’s name in the preceding table bears to the total principal amount of the debentures listed next to the names of all underwriters in the preceding table.

Debentures sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any debentures sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to $     of the principal amount of the debentures sold to retail accounts and $             for sales to certain institutions. Any such securities dealers may resell any debentures purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to $     of the principal amount of the debentures sold to retail accounts and $             for sales to certain institutions. If all the debentures are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the debentures by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional debentures.

	Per Debenture	With Option	Without Option
Price to Public	$	$	$
Underwriting Discount (1)	$	$	$
Proceeds (2)	$	$	$

(1)	Reflects debentures sold to institutional investors (assumed to be debentures if over-allotment is exercised), for which the underwriters received an underwriting discount of $ per share, and debentures sold to retail investors (assumed to be debentures if over-allotment is exercised), for which the underwriters received an underwriting discount of $ per share.
(2)	Proceeds, before expenses, to the Parent Company. The Parent Company estimates that its share of the total expenses of the offering of the debentures, excluding the underwriting discount, will be approximately $ .

The debentures are a new issue of securities. We will apply for the listing of the debentures on the NYSE. If approved for listing, trading on the NYSE is expected to commence within 30 days after the debentures are first issued. We have been advised by the underwriters that they intend to make a market in the debentures but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the debentures.

In connection with the offering of the debentures, the underwriters may purchase and sell debentures in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of debentures than they are required to purchase in the offering of the debentures. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the debentures while the offering of the debentures is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased debentures sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the debentures. As a result, the price of the debentures may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

The Parent Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The underwriters and their affiliates are full service financial institutions engaged in various activities, including securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain affiliates of the underwriters are lenders under our 364-day senior unsecured revolving credit facility agreement. The underwriters and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of the Company. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of debentures described in this prospectus supplement to the public in that Relevant Member State prior to the publication of a prospectus in relation to the debentures which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of debentures to the public in that Relevant Member State at any time:

(1) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(2) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(3) in any other circumstances falling within Article 3(2) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of debentures to the public” in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the debentures to be offered so as to enable an investor to decide to purchase or subscribe for the debentures, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each underwriter has represented and agreed that:

(1) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the debentures in circumstances in which Section 21(1) of the FSMA would not, if the Parent Company was not an authorized person, apply to the Parent Company; and

(2) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the debentures in, from or otherwise involving the United Kingdom.

The debentures may not be offered or sold by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (3) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the debentures may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to debentures which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the debentures may not be circulated or distributed, nor may the debentures be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the

Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (2) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the debentures are subscribed or purchased under Section 275 by a relevant person which is: (1) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (2) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the debentures under Section 275 except: (a) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (b) where no consideration is given for the transfer; or (c) by operation of law.

VALIDITY OF THE DEBENTURES

Certain legal matters as to Georgia law in connection with this offering of debentures will be passed upon for us by Joey M. Loudermilk, Esq., Executive Vice President, General Counsel and Corporate Secretary of Aflac Incorporated, and certain legal matters as to New York law in connection with this offering of debentures will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain partners of Skadden, Arps, Slate, Meagher & Flom LLP beneficially own an aggregate of less than one percent of the common stock of Aflac Incorporated. The validity of the debentures will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York, and Sullivan & Cromwell LLP will rely as to all matters of Georgia law upon the opinion of Joey M. Loudermilk, Esq.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information about issuers who file electronically with the SEC. The address of that site is http://www.sec.gov. These reports, proxy statements and other information may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005. General information about us, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.aflac.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus supplement or our other securities filings and is not a part of these filings.

This prospectus supplement relates to a registration statement that we have filed with the SEC relating to the securities to be offered. This prospectus supplement does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC and we refer you to the omitted information. The statements this prospectus supplement makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its website.

We “incorporate by reference” into this prospectus supplement information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus supplement and later information that we file with the SEC will automatically update and supersede that information. This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

The following documents listed below, which we have previously filed with the SEC, are incorporated by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012;

•	our Definitive Proxy Statement pursuant to Section 14(a) of the Exchange Act, filed with the SEC on March 22, 2012; and

•	our Current Reports filed on Form 8-K on February 10, 2012, May 10, 2012, June 29, 2012 and July 31, 2012 (other than the portions of those documents not deemed to be filed).

All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement and prior to the termination of the offering of the debentures shall also be deemed to be incorporated in this prospectus supplement by reference.

We will provide a copy of these filings, at no cost, upon your written or oral request to us at the following address or telephone number:

Aflac Incorporated

Office of the Secretary

1932 Wynnton Road

Columbus, Georgia 31999

(706) 323-3431

Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference in this prospectus supplement.

PROSPECTUS

Aflac Incorporated

Senior Debt Securities,

Subordinated Debt Securities

We may, from time to time, offer to sell senior or subordinated debt securities. This prospectus describes some of the general terms that may apply to these securities.

Specific terms of these securities not provided herein will be provided in one or more supplements to this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest.

You should carefully consider the risks of an investment in these securities. See “Risk Factors” in this prospectus, “Item 1A — Risk Factors” in our most recent annual report on Form 10-K, and any other risk factors included in filings we have made with the Securities and Exchange Commission (“SEC”) that are incorporated herein by reference.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or any prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 1, 2012.

This prospectus relates to a registration statement filed by Aflac Incorporated with the SEC using a “shelf” registration process (the “registration statement”). Under this shelf process as described in the registration statement we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should read both this prospectus and any applicable prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.”

The functional currency of Aflac Japan’s (as defined below) insurance operations is the Japanese yen. We translate our yen-denominated financial statement accounts into U.S. dollars as follows. Assets and liabilities are translated at end-of-period exchange rates. Realized gains and losses on security transactions are translated at the exchange rate on the trade date of each transaction. Other revenues, expenses and cash flows are translated using average exchange rates for the year. The resulting currency translation adjustments are reported in accumulated other comprehensive income. We include in earnings the realized currency exchange gains and losses resulting from transactions.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities to be offered. The registration statement, including the exhibits, can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.” General information about us, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.aflac.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.

You should rely only on the information contained in this prospectus and the information to which we have referred you. We have not authorized any other person to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this document.

As used in this prospectus, unless the context otherwise requires, references to “we,” “us,” “our” or “the Company” refer to the consolidated operations of Aflac Incorporated, and its direct and indirect operating subsidiaries. “Parent Company” refers solely to Aflac Incorporated. “Aflac” refers solely to our subsidiary, American Family Life Assurance Company of Columbus, an insurance company domiciled in Nebraska. Aflac operates in the United States (“Aflac U.S.”) and operates as a branch in Japan (“Aflac Japan”).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This prospectus or documents filed with the SEC and incorporated by reference herein contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by Company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target” or similar words as well as specific projections of future results, generally qualify as forward-looking. We undertake no obligation to update such forward-looking statements.

We caution readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements:

•	difficult conditions in global capital markets and the economy

•	governmental actions for the purpose of stabilizing the financial markets

•	defaults and credit downgrades of securities in our investment portfolio

•	impairment of financial institutions

•	credit and other risks associated with our investment in perpetual securities

•	differing judgments applied to investment valuations

•	significant valuation judgments in determination of amount of impairments taken on our investments

•	limited availability of acceptable yen-denominated investments

•	concentration of our investments in any particular single-issuer or sector

•	concentration of business in Japan

•	ongoing changes in our industry

•	exposure to significant financial and capital markets risk

•	fluctuations in foreign currency exchange rates

•	significant changes in investment yield rates

•	deviations in actual experience from pricing and reserving assumptions

•	subsidiaries’ ability to pay dividends to the Parent Company

•	changes in law or regulation by governmental authorities

•	ability to attract and retain qualified sales associates and employees

•	decreases in our financial strength or debt ratings

•	ability to continue to develop and implement improvements in information technology systems

•	changes in U.S. and/or Japanese accounting standards

•	failure to comply with restrictions on patient privacy and information security

•	level and outcome of litigation

•	ability to effectively manage key executive succession

•	impact of the recent earthquake and tsunami natural disaster and related events at the nuclear plant in Japan and their aftermath

•	catastrophic events including, but not necessarily limited to, tornadoes, hurricanes, earthquakes, tsunamis, and damage incidental to such events

•	failure of internal controls or corporate governance policies and procedures

AFLAC INCORPORATED

The Parent Company, Aflac Incorporated, was incorporated in 1973 under the laws of the State of Georgia. The Parent Company is a general business holding company and acts as a management company, overseeing the operations of its subsidiaries by providing management services and making capital available. Its principal business is supplemental health and life insurance, which is marketed and administered through its subsidiary, American Family Life Assurance Company of Columbus (Aflac), which operates in the United States (Aflac U.S.) and as a branch in Japan (Aflac Japan). Most of Aflac’s policies are individually underwritten and marketed through independent agents. Additionally, Aflac U.S. markets and administers group products through Continental American Insurance Company (CAIC), referred to as Aflac Group Insurance. Our insurance operations in the United States and our branch in Japan service the two markets for our insurance business.

Aflac offers voluntary insurance policies in Japan and the United States that provide a layer of financial protection against income and asset loss. We continue to diversify our product offerings in both Japan and the United States. Aflac Japan sells voluntary supplemental insurance products, including cancer plans, general medical indemnity plans, medical/sickness riders, care plans, living benefit life plans, ordinary life insurance plans and annuities. Aflac U.S. sells voluntary supplemental insurance products including loss-of-income products (life and short-term disability plans) and products designed to protect individuals from depletion of assets (hospital indemnity, fixed-benefit dental, vision care, accident, cancer, critical illness/ critical care, and hospital intensive care plans).

Aflac is authorized to conduct insurance business in all 50 states, the District of Columbia, several U.S. territories and Japan. Aflac Japan accounted for 75%, 75% and 73% of the Company’s total revenues in 2011, 2010 and 2009, respectively. The percentage of the Company’s total assets attributable to Aflac Japan was 87% at December 31, 2011, and 86% at December 31, 2010.

Our principal executive offices are located at 1932 Wynnton Road, Columbus, Georgia 31999 and our telephone number is (706) 323-3431.

GENERAL DESCRIPTION OF DEBT SECURITIES

Our debt securities may be senior or subordinated in right of payment. For any particular debt securities we offer, the applicable prospectus supplement will describe all applicable terms, including, but not limited to, the specific designation, the aggregate principal or face amount and the purchase price; the ranking, whether senior or subordinated; the stated maturity; the redemption terms, if any; the rate or manner of calculating the rate and the payment dates for interest, if any; the amount or manner of calculating the amount payable at maturity and whether that amount may be paid by delivering cash, securities or other property; and any other specific terms. Unless the prospectus supplement states otherwise, all amounts payable in respect of the securities, including the purchase price, will be payable in U.S. dollars. We will issue the senior and subordinated debt securities under separate debt indentures between us and The Bank of New York Mellon Trust Company, N.A., as trustee.

RISK FACTORS

Investing in our securities involves risk. Please see the risk factors described in Item 1A — Risk Factors in our most recent annual report on Form 10-K, which is incorporated by reference in this prospectus, as well as any risk factors included in any other filings we have made with the SEC that are incorporated by reference herein. Please also see any risk factors contained in any prospectus supplement that accompanies this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. Additional risk factors may be included in a prospectus supplement relating to a particular series or offering of securities. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

USE OF PROCEEDS

Unless otherwise indicated in an applicable prospectus supplement, the net proceeds from the sale of the securities offered by us will be used for general corporate purposes. We may provide additional information on the use of the net proceeds from the sale of the offered securities in an applicable prospectus supplement relating to the offered securities in accordance with SEC rules.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. For the purpose of computing the below ratios, earnings consist of income from continuing operations before income taxes excluding interest expense on income tax liabilities, plus fixed charges. Fixed charges consist of interest expense, excluding interest expense on income tax liabilities, interest on investment-type contracts and such portion of rental expense as is estimated to be representative of the interest factors in the leases, all on a pre-tax basis.

	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Ratio of Earnings to Fixed Charges	13.1x	19.8x	21.7x	37.2x	58.5x

DESCRIPTION OF DEBT SECURITIES

Senior Debt Indenture and Subordinated Debt Indenture

We may issue our debt securities, consisting of notes, debentures or other indebtedness, from time to time in one or more series. Unless the applicable prospectus supplement states otherwise, we will issue any senior debt securities pursuant to the Senior Debt Indenture, dated as of May 21, 2009 between the Parent Company, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Senior Debt Indenture”). Unless the applicable prospectus supplement states otherwise, we will issue any subordinated debt securities pursuant to a subordinated debt indenture (“Subordinated Debt Indenture”) to be entered into between the Parent Company, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee. The Senior Debt Indenture and the form of Subordinated Debt Indenture are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

The Senior Debt Indenture and the Subordinated Debt Indenture are substantially similar except that (1) the Subordinated Debt Indenture, unlike the Senior Debt Indenture, provides for debt securities that are specifically made junior in right of payment to other specified indebtedness of the Parent Company and (2) the Senior Debt Indenture, unlike the Subordinated Debt Indenture, restricts the ability of the Parent Company to use the shares of its restricted subsidiaries to secure any indebtedness, unless an equal and ratable security interest in these subsidiary shares is granted to the holders of the senior debt securities. Neither the Senior Debt Indenture nor the Subordinated Debt Indenture limits the aggregate principal amount of indebtedness that we may issue from time to time.

The following description provides a general summary of the material terms and conditions of the Senior Debt Indenture, the Subordinated Debt Indenture and the debt securities to be issued pursuant to these indentures.

The following discussion is only a summary. The indentures may contain language that expands upon or limits the statements made in this prospectus. Accordingly, we strongly encourage you to refer to the indentures, as well as any applicable prospectus supplements for any debt securities offered, for a complete understanding of the terms and conditions applicable to the indentures and the debt securities.

Senior and Subordinated Debt Securities

The debt securities will be our unsecured senior or subordinated obligations. The term “senior” is generally used to describe debt obligations that entitle the holders to receive payment of principal and interest upon the happening of certain events prior to the holders of “subordinated” debt. Events that can trigger the right of holders of senior indebtedness to receive payment of principal and interest prior to payments to the holders of subordinated indebtedness include insolvency, bankruptcy, liquidation, dissolution, receivership, reorganization or an event of default under the Senior Debt Indenture.

We may issue the senior debt securities, pursuant to the Senior Debt Indenture, in one or more series. All series of senior debt securities issued under the Senior Debt Indenture will be equal in ranking. The senior debt securities also will rank equally with all our other unsecured indebtedness, other than unsecured indebtedness expressly designated by the holders thereof to be subordinate to our senior debt securities.

The senior indebtedness issued pursuant to the Senior Debt Indenture will rank junior and be subordinate to any indebtedness of our subsidiaries. In the event of an insolvency, bankruptcy, liquidation, dissolution, receivership, reorganization or similar event involving a subsidiary, the assets of that subsidiary would be used to satisfy claims of policyholders and creditors of the subsidiary rather than our creditors. As a result of the application of the subsidiary’s assets to satisfy claims of policyholders and creditors, the value of the stock of the subsidiary would be diminished and perhaps rendered worthless. Any such diminution in the value of the shares of our subsidiaries would adversely impact our financial condition and possibly impair our ability to meet our obligations on the debt securities. In addition, any liquidation of the assets of the Parent Company’s subsidiaries (Aflac, in particular) to satisfy claims of the subsidiary’s policyholders and creditors might make it impossible for such subsidiary to pay dividends to us. Likewise, any inability of Aflac Japan to repatriate earnings to Aflac may also limit Aflac’s ability to pay dividends to the Parent Company. This inability to pay dividends to the

Parent Company would further impair the ability of the Parent Company to satisfy its obligations under the debt securities.

The debt securities issued under the Subordinated Debt Indenture will be subordinate in right of payment in respect of principal, any premium and interest owing under the subordinated debt securities to all the senior indebtedness of the Parent Company in the manner described below under the caption “Subordination Under the Subordinated Debt Indenture.”

Prospectus Supplements

We will provide a prospectus supplement to accompany this prospectus for each series of debt securities we offer. In the prospectus supplement, we will describe the following terms and conditions of the series of debt securities that we are offering, to the extent applicable:

•

whether the securities are senior or subordinated, the specific designation of the series of debt securities being offered, the aggregate principal amount of debt securities of such series, the purchase price for the debt securities and the denominations of the debt securities;

•	the currency or currencies in which the debt securities will be denominated and in which principal, any premium and any interest will or may be payable;

•	the date or dates upon which the debt securities are payable;

•

the interest rate or rates applicable to the debt securities or the method for determining such rate or rates, whether the rate or rates are fixed or variable, the dates on which interest will be payable and the date from which interest will accrue;

•	the place or places where the principal of, any premium and any interest on the debt securities will be payable;

•

any mandatory or optional redemption, repayment or sinking fund provisions applicable to the debt securities. A redemption or repayment provision could either obligate or permit us to buy back the debt securities on terms that we designate in the prospectus supplement. A sinking fund provision could either obligate or permit us to set aside a certain amount of assets for payments upon the debt securities, including payment upon maturity of the debt securities or payment upon redemption of the debt securities;

•

whether the debt securities will be issued in registered form, in bearer form or in both registered and bearer form. In general, ownership of registered debt securities is evidenced by the records of the issuing entity. Accordingly, a holder of registered debt securities may transfer the securities only on the records of the issuer. By contrast, ownership of bearer debt securities generally is evidenced by physical possession of the securities. Accordingly, a holder of bearer debt securities can transfer ownership merely by transferring possession of the securities;

•

any restrictions or special procedures applicable to (1) the place of payment of the principal, any premium and any interest on bearer debt securities, (2) the exchange of bearer debt securities for registered debt securities or (3) the sale and delivery of bearer debt securities. A holder will not be able to exchange registered debt securities into bearer debt securities except in limited circumstances;

•

whether we are issuing the debt securities in whole or in part in global form. If debt securities are issued in global form, the prospectus supplement will disclose the identity of the depositary for such debt securities and any terms and conditions applicable to the exchange of debt securities in whole or in part for other definitive securities. Debt securities in global form are discussed in greater detail below under the heading “Global Debt Securities”;

•

any special United States federal income tax consequences applicable to the debt securities, including any debt securities denominated and made payable, as described in the prospectus supplements, in foreign currencies, or units based on or related to foreign currencies;

•	any proposed listing of the debt securities on a securities exchange;

•

any right we may have to satisfy, discharge and defease our obligations under the debt securities, or terminate or eliminate restrictive covenants or events of default in the indentures, by depositing money or U.S. government obligations with the trustee of the indentures;

•	the names and addresses of any trustee, depositary, authenticating or paying agent, transfer agent, registrar or other agent with respect to the debt securities;

•	any right we may have to defer payments of principal of or interest on the debt securities;

•	any index or indices used to determine the amount of payments of principal of and premium, if any, on the debt securities and the method of determining these amounts;

•	whether the provisions of some or all of the covenants described under the heading “Covenants Applicable to the Debt Securities” below apply to the debt securities;

•	any changes to or additional events of default (as defined under the heading “Events of Default” below) or covenants;

•	for the subordinated debt securities, whether the specific subordination provisions applicable to the subordinated debt securities are other than as set forth in the subordinated indenture; and

•	any other specific terms of the debt securities.

Holders of the debt securities may present their securities for exchange and may present registered debt securities for transfer in the manner described in the applicable prospectus supplement. Except as limited by the applicable indenture, we will provide these services without charge, other than any tax or other governmental charge payable in connection with the exchange or transfer.

Debt securities may bear interest at a fixed rate or a floating rate as specified in the prospectus supplement. In addition, if specified in the prospectus supplement, we may sell debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate, or at a discount below their stated principal amount. We will describe in the applicable prospectus supplement the special United States federal income tax considerations applicable to these discounted debt securities.

We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by referring to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such debt securities may receive a principal amount on any principal payment date, or interest payments on any interest payment date, that are greater or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of applicable currency, commodity, equity index or other factors. The applicable prospectus supplement will contain information as to how we will determine the amount of principal or interest payable on any date, as well as the currencies, commodities, equity indices or other factors to which the amount payable on that date relates and certain additional tax considerations.

Global Debt Securities

We may issue registered debt securities in global form. This means that one “global” debt security would be issued to represent one or more registered debt securities. The denomination of the global debt security would equal the aggregate principal amount of all registered debt securities represented by that global debt security.

We will deposit any registered debt securities issued in global form with a depositary, or with a nominee of the depositary, that we will name in the applicable prospectus supplement. Any person holding an interest in the global debt security through the depositary will be considered the “beneficial” owner of that interest. A “beneficial” owner of a security is able to enjoy rights associated with ownership of the security, even though the beneficial owner is not recognized as the legal owner of the security. The interest of the beneficial owner in the security is considered the “beneficial interest.” We will register the debt securities in the name of the depositary or the nominee of the depositary, as appropriate.

The depositary or its nominee may only transfer a global debt security in its entirety and only in the following circumstances:

•	by the depositary for the registered global security to a nominee of the depositary;

•	by a nominee of the depositary to the depositary or to another nominee of the depositary; or

•	by the depositary or the nominee of the depositary to a successor of the depositary or to a nominee of the successor.

These restrictions on transfer would not apply to a global debt security after the depositary or its nominee, as applicable, exchanged the global debt security for registered debt securities issued in definitive form.

We will describe the specific terms of the depositary arrangement with respect to any series of debt securities represented by a registered global security in the prospectus supplement relating to that series. We anticipate that the following provisions will apply to all depositary arrangements for debt securities represented by a registered global security.

Ownership of beneficial interests in a registered global security will be limited to (1) participants that have accounts with the depositary for the registered global security and (2) persons that may hold interests through those participants. Upon the issuance of a registered global security, the depositary will credit each participant’s account on the depositary’s book-entry registration and transfer system with the principal amount of debt securities represented by the registered global security beneficially owned by that participant. Initially, the dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts that the depositary should credit.

Ownership of beneficial interests in the registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary for the registered global security, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that purchasers of securities regulated by the laws of those states take physical delivery of the securities in definitive form. Those laws may impair the ability to own, transfer or pledge beneficial interests in registered global securities.

As long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, that depositary or its nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the applicable indenture. Owners of beneficial interests in a registered global security generally will not:

•	be entitled to have the debt securities represented by the registered global security registered in their own names;

•	receive or be entitled to receive physical delivery of the debt securities in definitive form; and

•	be considered the owners or holders of the debt securities under the applicable indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if that person owns through a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the applicable indenture.

We understand that under existing industry practices, if we request any action of holders of debt securities or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder of debt securities is entitled to give or take under the applicable indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal, any premium and any interest on a registered global security to the depositary or its nominee. None of the Parent Company, the indenture trustee or any other agent of the Parent Company or of the indenture trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for any registered global security, upon receipt of any payment of principal, premium or interest in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary.

We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security owned through the participants.

We will issue our debt securities in definitive form in exchange for a registered global security, if the depositary for such registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and if a successor depositary registered as a clearing agency under the Exchange Act is not appointed within 90 days. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by a registered global security and, in such event, will issue debt securities of the series in definitive form in exchange for the registered global security.

We will register any debt securities issued in definitive form in exchange for a registered global security in such name or names as the depositary shall instruct the indenture trustee. We expect that the depositary will base these instructions upon directions received by the depositary from participants with beneficial interests in the registered global security.

We also may issue bearer debt securities of a series in global form. We will deposit these global bearer securities with a common depositary or with a nominee for the depositary identified in the prospectus supplement relating to the series. We will describe the specific terms and procedures of the depositary arrangement for the bearer debt securities in the prospectus supplement relating to the series. We also will describe in the applicable prospectus supplement any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security.

Covenants Applicable to the Debt Securities

Limitations on Liens.    Under the Senior Debt Indenture, so long as any debt securities are outstanding, neither we nor any of our restricted subsidiaries may use any voting stock of a restricted subsidiary as security for any of our debt or other obligations unless any debt securities issued under the Senior Debt Indenture are secured to the same extent as and for so long as that debt or other obligation is so secured. This restriction does not apply to liens existing at the time a corporation becomes our restricted subsidiary or any renewal or extension of any such existing lien and does not apply to shares of subsidiaries that are not “restricted subsidiaries.”

To qualify as our “subsidiary,” as defined in the Senior Debt Indenture, we must control, either directly or indirectly, more than 50% of the outstanding shares of voting stock of the corporation. The Senior Debt Indenture defines voting stock as any class or classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of the corporation in question, except that stock that carries only the right to vote conditionally on the happening of an event is not considered voting stock.

As defined in the Senior Debt Indenture, our “restricted subsidiaries” includes (1) Aflac, so long as it remains our subsidiary; (2) any other present or future subsidiary of the Parent Company, the consolidated total assets of which constitute at least 20% of our total consolidated assets; and (3) any successor to any such subsidiary.

Consolidation, Merger and Sale of Assets.    Both the Senior Debt Indenture and Subordinated Debt Indenture provide that we will not consolidate with or merge into any other person or convey, transfer or lease our assets substantially as an entirety to any person, and no person may consolidate with or merge into us, unless:

•	we will be the surviving company in any merger or consolidation,

•

if we consolidate with or merge into another person or convey or transfer our assets substantially as an entirety to any person, the successor person is an entity organized and validly existing under the laws of the United States or any state thereof or the District of Columbia, and the successor entity expressly assumes by supplemental indenture our obligations relating to the debt securities,

•

immediately after giving effect to the consolidation, merger, conveyance or transfer, there exists no event of default, and no event which, after notice or lapse of time or both, would become an event of default, and

•	we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that the supplemental indenture complies with the applicable indenture.

This covenant would not apply to the direct or indirect conveyance, transfer or lease of all or any portion of the stock, assets or liabilities of any of our wholly owned subsidiaries to us or to our other wholly owned subsidiaries.

The limitations on the transactions described above do not apply to a recapitalization, change of control, or highly leveraged transaction unless the transaction involves a consolidation or merger into a third party, or a sale, other than for cash to a third party of all or substantially all of our assets, or a purchase by us of all or substantially all of the assets of a third party. In addition, the indentures do not include any provisions that would increase interest, provide an option to dispose of securities at a fixed price, or otherwise protect debt security holders in the event of any recapitalization, change of control, or highly leveraged transaction.

Limitations on Dispositions of Stock of Restricted Subsidiaries.    Both the Senior Debt Indenture and Subordinated Debt Indenture provide that, except in a transaction otherwise governed by such indenture, neither we nor any of our restricted subsidiaries may issue, sell, assign, transfer or otherwise dispose of any of the voting stock of a restricted subsidiary so long as any of the debt securities remain outstanding. However, exceptions to this restriction include situations where:

•

any issuance, sale, assignment, transfer or other disposition made in compliance with the order of a court or regulatory authority, unless the order was requested by us or one of our restricted subsidiaries;

•

the disposition of all of the voting stock of a restricted subsidiary owned by us or by a restricted subsidiary for cash or other property having a fair market value that is at least equal to the fair market value of the disposed stock, as determined in good faith by our board of directors;

•	the issuance, sale, assignment, transfer or other disposition is made to us or another restricted subsidiary; or

•

after completion of a sale or other disposition of the stock of a restricted subsidiary, we and our restricted subsidiaries would own 80% or more of the voting stock of the restricted subsidiary and the consideration received for the disposed stock is at least equal to the fair market value of the disposed stock.

The indentures do not restrict the transfer of assets from a restricted subsidiary to any other person, including us or another of our subsidiaries.

Events of Default

Unless we provide other or substitute events of default in a prospectus supplement, the following events will constitute an event of default under both the Senior Debt Indenture and the Subordinated Debt Indenture:

•

a default in payment of principal or any premium when due; provided, however, that if we are permitted by the terms of the debt securities to defer the payment in question, the date on which such payment is due and payable shall be the date on which we must make payment following such deferral, if the deferral has been made pursuant to the terms of the securities of that series;

•

a default for 30 days in payment of any interest; provided, however, that if we are permitted by the terms of the debt securities to defer the payment in question, the date on which such payment is due and payable shall be the date on which we must make payment following such deferral, if the deferral has been made pursuant to the terms of the securities of that series;

•	a default in payment of any sinking fund installment when due;

•

a failure to observe or perform any other covenant or agreement in the debt securities or indenture, other than a covenant or agreement included solely for the benefit of a different series of debt securities, for 90 days after we receive written notice of such failure from the trustee or from holders of at least 25% in aggregate principal amount of the outstanding debt securities;

•	certain events of insolvency, bankruptcy, receivership, liquidation, dissolution, reorganization, or similar proceeding in respect of us or a restricted subsidiary; or

•

certain defaults with respect to the Parent Company’s debt (other than the debt securities or non-recourse debt) in any aggregate principal amount in excess of $100,000,000 consisting of the failure to make any payment at maturity or that result in acceleration of the maturity of such debt and the defaults have not been rescinded or annulled, or the debt has not been discharged, within a period of 15 days after we receive written notice of such failure from the trustee or from holders of at least 25% in aggregate principal amount of the outstanding debt securities.

If an event of default with respect to any debt securities of any series outstanding under either of the indentures shall occur and be continuing, the trustee under such indenture or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare, by notice as provided in the applicable indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an event of default involving certain events of bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.

Both the Senior Debt Indenture and Subordinated Debt Indenture entitle the trustee to obtain assurances of indemnity or security reasonably satisfactory to it by the debt security holders for any actions taken by the trustee at the request of the security holders. The right of the indenture trustee to obtain assurances of indemnity or security is subject to the indenture trustee carrying out its duties with a level of care or standard of care that is generally acceptable and reasonable under the circumstances. An indemnity or indemnification is an undertaking by one party to reimburse another upon the occurrence of an anticipated loss.

Subject to the right of the indenture trustee to indemnification as described above and except as otherwise described in the indentures, the indentures provide that the holders of a majority of the aggregate principal amount of the affected outstanding debt securities of each series, treated as one class, may direct the time, method and place of any proceeding to exercise any right or power conferred in the indentures or for any remedy available to the trustee.

The Senior Debt Indenture and Subordinated Debt Indenture provide that no holders of debt securities may institute any action against us, except for actions for payment of overdue principal, any premium or interest, unless:

•	such holder previously gave written notice of the continuing default to the trustee;

•

the holders of at least 25% in principal amount of the outstanding debt securities of each affected series, treated as one class, asked the trustee to institute the action and offered indemnity to the trustee for doing so;

•	the trustee did not institute the action within 60 days of the request; and

•	the holders of a majority in principal amount of the outstanding debt securities of each affected series, treated as one class, did not direct the trustee to refrain from instituting the action.

Under both the Senior Debt Indenture and Subordinated Debt Indenture, we will file annually with the trustee a certificate either stating that no default exists or specifying any default that does exist.

Discharge, Defeasance and Covenant Defeasance

If indicated in the applicable prospectus supplement, we may discharge or defease our obligations under either the Senior Debt Indenture or the Subordinated Debt Indenture as set forth below.

We may discharge certain obligations to holders of any series of debt securities issued under either the Senior Debt Indenture or the Subordinated Debt Indenture which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations (as defined in either indenture), as trust funds in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of (and premium, if any) and interest on such debt securities.

If indicated in the applicable prospectus supplement, we may elect either (i) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as otherwise provided in the relevant indenture) (“defeasance”) or (ii) to be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series (“covenant defeasance”), upon the deposit with the relevant trustee, in trust for such purpose, of money and/or government obligations which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient, without reinvestment, to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant indenture. In addition, in the case of either defeasance or covenant defeasance, we shall have delivered to the trustee (i) an officers’ certificate to the effect that the relevant debt securities exchange(s) have informed us that neither such debt securities nor any other debt securities of the same series, if then listed on any securities exchange, will be delisted as a result of such deposit, and (ii) an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

We may exercise our defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.

If we exercise our discharge or defeasance option, payment of the affected debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option, payment of the affected debt securities may not be accelerated by reason of a default or an event of default with respect to the covenants that have been defeased. If, however, acceleration of the indebtedness under the debt securities occurs by reason of another event of default, the value of the money and government obligations in the defeasance trust on the date of acceleration could be less than the principal and interest then due on the affected securities because the required defeasance deposit is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

Modification of the Indentures

Both the Senior Debt Indenture and Subordinated Debt Indenture provide that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

•	secure any debt securities;

•	evidence a successor person’s assumption of our obligations under the indentures and the debt securities;

•	add covenants that would benefit holders of debt securities;

•

make the occurrence, or the occurrence and continuance, of a default under any additional covenant an event of default permitting the enforcement of all or any of the several remedies provided in the applicable Indenture;

•	cure any ambiguity, inconsistency, omission or defect;

•	establish forms or terms for debt securities of any series;

•	evidence a successor trustee’s acceptance of appointment; and

•	make any change that does not adversely affect the rights of any holder of affected debt securities in any material respect.

The Senior Debt Indenture and Subordinated Debt Indenture also permit us and the trustee, with the consent of the holders of at least a majority in aggregate principal amount of outstanding affected debt securities of all series issued under the relevant indenture, voting as one class, to change, in any manner, the relevant indenture and the rights of the holders of debt securities issued under that indenture. However, the consent of each holder of an affected debt security is required for changes that:

•	extend the stated maturity of, or reduce the principal of any debt security;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable upon redemption;

•	change the currency in which the principal, any premium or interest is payable;

•	reduce the amount of any original issue discount debt security that is payable upon acceleration or provable in bankruptcy;

•	impair the right to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage of the outstanding debt securities of any series required to approve changes to the indenture.

The Subordinated Debt Indenture may not be amended to alter the subordination of any outstanding subordinated debt securities without the consent of each holder of then outstanding senior indebtedness that would be adversely affected by the amendment.

Subordination Under the Subordinated Debt Indenture

The Subordinated Debt Indenture provides that payment of the principal, any premium and interest on debt securities issued under the Subordinated Debt Indenture will be subordinate and junior in right of payment, to the extent and in the manner set forth in that indenture, to all our senior indebtedness. The Subordinated Debt Indenture defines senior indebtedness as the principal, any premium and interest on all our indebtedness, whether incurred prior to or after the date of the indenture:

•	for money borrowed by us;

•	for obligations of others that we directly or indirectly either assume or guarantee;

•	in respect of letters of credit and acceptances issued or made by banks in favor of us; or

•	for obligations of the types referred to above of other persons secured by any lien on any of our properties or assets.

Senior indebtedness also includes all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to the indebtedness listed above.

Senior indebtedness does not include:

•	any of our indebtedness that, by its terms or the terms of the instrument creating or evidencing it, has a subordinate or equivalent right to payment with the subordinated debt securities; or

•	any of our indebtedness to one of our subsidiaries.

The Subordinated Debt Indenture does not limit the amount of senior indebtedness that we can incur.

The holders of all senior indebtedness will be entitled to receive payment of the full amount due on that indebtedness before the holders of any subordinated debt securities or coupons relating to those subordinated debt securities receive any payment on account of such subordinated debt securities or coupons, in the event:

•	of any insolvency, bankruptcy, receivership, liquidation, dissolution, reorganization or other similar proceedings in respect of us or our property; or

•

that debt securities of any series are declared due and payable before their expressed maturity because of an event of default other than an insolvency, bankruptcy, receivership, liquidation, dissolution, reorganization or other similar proceeding in respect of us or our property.

We may not make any payment of the principal or interest on the subordinated debt securities or coupons during a continued default in payment of any senior indebtedness or if any event of default exists under the terms of any senior indebtedness.

Governing Law

The Senior Debt Indenture and the Subordinated Debt Indenture are governed by, and construed in accordance with, the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), is applicable, in which case the Trust Indenture Act will govern.

The Indenture Trustees

The Bank of New York Mellon Trust Company, N.A. is trustee under the Senior Debt Indenture and will act as trustee under the Subordinated Debt Indenture.

REGISTRATION, TRANSFER AND PAYMENT OF CERTIFICATED SECURITIES

If we ever issue securities in certificated form, those securities may be presented for registration, transfer and payment at the office of the registrar or at the office of any transfer agent we designate and maintain. The registrar or transfer agent will make the registration or transfer only if it is satisfied with the documents of title and identity of the person making the request. There will not be a service charge for any exchange or registration of transfer of the securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the exchange. At any time we may change transfer agents or approve a change in the location through which any transfer agent acts. We also may designate additional transfer agents for any securities at any time.

We will not be required to issue, exchange or register the transfer of any security to be redeemed for a period of 15 days before the selection of the securities to be redeemed. In addition, we will not be required to exchange or register the transfer of any security that was selected, called or is being called for redemption, except the unredeemed portion of any security being redeemed in part.

We will pay principal, any premium, interest and any amounts payable on any certificated securities at the offices of the paying agents we may designate from time to time. Generally, we will pay interest on a security on any interest payment date to the person in whose name the security is registered at the close of business on the regular record date for that payment.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus in any of three ways (or in any combination) from time to time:

•	to or through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

In addition, we may enter into derivative or other hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If any applicable prospectus supplement so indicates, in connection with such a derivative or other hedging transaction, the third parties may, pursuant to this prospectus and any applicable prospectus supplement, sell securities covered by this prospectus and any applicable prospectus supplement. If so, the third party may use securities borrowed from others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and any applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and any applicable prospectus supplement.

Any applicable prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

•	the name or names of any underwriters, dealers, agents or guarantors and the amounts of securities underwritten or purchased by each of them, if any;

•	any material relationship with the underwriter and the nature of such relationship, if any;

•

the public offering price or purchase price of the securities and the proceeds to us and any discounts, commissions, or concessions or other items constituting compensation allowed, reallowed or paid to underwriters, dealers or agents, if any;

•	any securities exchanges on which the securities may be listed, if any; and

•	the manner in which results of the distribution are to be made public, and when appropriate, the manner for refunding any excess amount paid (including whether interest will be paid).

Unless the prospectus supplement states otherwise, all amounts payable in respect of the securities, including the purchase price, will be payable in U.S. dollars. Any public offering price or purchase price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers or agents may be changed from time to time.

Underwriters or the third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price, at market prices or prices related thereto or at varying prices determined at the time of sale. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We may sell the securities through agents from time to time. If required by applicable law, any applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, unless otherwise indicated in any applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in any applicable prospectus supplement or other prices pursuant to delayed delivery or other contracts providing for payment and delivery on a specified date in the future. Any delayed delivery contracts will be subject only to those conditions set forth in any applicable prospectus supplement, and any applicable prospectus supplement will set forth any commissions we pay for solicitation of these delayed delivery contracts.

Each underwriter, dealer and agent participating in the distribution of any offered securities that are issuable in bearer form will agree that it will not offer, sell, resell or deliver, directly or indirectly, offered securities in bearer form in the United States or to U.S. persons except as otherwise permitted by Treasury Regulations Section 1.163-5(c)(2)(i)(D).

Offered securities may also be offered and sold, if so indicated in any applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in any applicable prospectus supplement.

Agents, underwriters and other third parties described above may be entitled under relevant underwriting or other agreements to indemnification by us against certain civil liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribution with respect to payments which the agents, underwriters or other third parties may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information about issuers who file electronically with the SEC. The address of that site is http://www.sec.gov. These reports, proxy statements and other information may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005. General information about us, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.aflac.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.

This prospectus relates to a registration statement that we have filed with the SEC relating to the securities to be offered. This prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC and we refer you to the omitted information. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its website.

We “incorporate by reference” into this prospectus information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus and later information that we file with the SEC will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

The following documents listed below, which we have previously filed with the SEC, are incorporated by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011; and

•	our Current Report on Form 8-K filed on February 10, 2012.

All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus and prior to the termination of the offering of the securities shall also be deemed to be incorporated in this prospectus by reference.

We will provide a copy of these filings, at no cost, upon your written or oral request to us at the following address or telephone number:

Aflac Incorporated

Office of the Secretary

1932 Wynnton Road

Columbus, Georgia 31999

(706) 323-3431

Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference in this prospectus.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters as to Georgia law in connection with the offering of the debt securities will be passed upon for us by Joey M. Loudermilk, Esq., Executive Vice President, General Counsel and Corporate Secretary of Aflac Incorporated and certain legal matters as to New York law in connection with the offering of the debt securities will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel which we will name in the applicable prospectus supplement. Certain partners of Skadden, Arps, Slate, Meagher & Flom LLP beneficially own an aggregate of less than one percent of the common stock of Aflac Incorporated.

EXPERTS

The consolidated financial statements and schedules of Aflac Incorporated and subsidiaries as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit reports covering the December 31, 2011 financial statements and schedules refer to the adoption of new accounting requirements issued by the Financial Accounting Standards Board (“FASB”), effective January 1, 2010 regarding the method for evaluating consolidation of variable interest entities and qualified special purpose entities and the adoption of new accounting requirements issued by the FASB, effective January 1, 2009 regarding the method of evaluating other-than-temporary impairments of debt securities.